PRESS RELEASE

For Immediate Release

FemOne announces its name change to ACTIS Global Ventures, Inc.; Company receives new Ticker Symbol

Carlsbad, CA, July 7, 2006 -FemOne, Inc., a publicly held Nevada Corporation (OTCBB: FEMO), announced today a name change to ACTIS Global Ventures, Inc. and effective Monday, July 10, 2006, its common stock will trade under the stock symbol “AGLV” on the Over the Counter Bulletin Board (OTCBB).

Commenting on the name change, the Company’s Chief Executive Officer, Ray W. Grimm, Jr., stated: “We are happy to announce our name change from FemOne to ACTIS Global Ventures. We felt that with the evolution of our Company into a global marketing company, currently with two selling divisions and a growing number of international subsidiaries, that we deserved a name more fitting our global presence. We chose the name ACTIS Global Ventures and our shareholders have approved our choice. We will retain the name FemOne, as our division of our Company marketing nutritional products for women.”

ACTIS Global Ventures, Inc. (OTCBB: AGLV), formerly FemOne, Inc., (OTCBB: FEMO), based in Carlsbad, California markets and sells products through direct sales and direct response television. Its direct sales are generated through two divisions, BIOPRO Technology distributing Bioenergetics products in the United States, Canada, Australia, New Zealand, the Philippines and South Africa, and FemOne, distributing nutritional products in the United States and Canada. Its Direct Response Television sales are generated through its subsidiary SRA Marketing.

More information about BIOPRO Technology and FemOne products can be found on the company's web sites at www.bioprotechnology.com or www.femone.com. Investors are invited to contact the Company through by visiting its website at www.actisglobalventures.com, or by contacting its controller, Cindi Moore, by e-mail at cindim@actisglobalventures.com or by telephone at (760) 448-2498.

Any statements made in this press release which are not historical facts contain certain forward-looking statements, as such term is defined in the Private Litigation Reform Act of 1995, concerning potential developments affecting the business, prospects, financial condition and other aspects of the company to which this release pertains. The actual results of the specific items described in this release, and the company’s operations generally, may differ materially from what is projected in such forward-looking statements. Although such statements are based upon the best judgments of management of the company as of the date of this release, significant deviations in magnitude, timing and other factors may result from business risks and uncertainties including, without limitation, the company’s dependence on third parties, general market and economic conditions, technical factors, the availability of outside capital, receipt of revenues and other factors, many of which are beyond the control of the company. The company disclaims any obligation to update information contained in any forward-looking statement.

These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievement expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "intend," "expects," "plan," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of such terms or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements.